Exhibit 99.1

Press Release

Two North Broadway

Lebanon, Ohio 45036

Company Contact: Eric J. Meilstrup President and Chief Executive Officer LCNB National Bank (513) 932-1414 shareholderrelations@lcnb.com	Investor and Media Contact: Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

LCNB CORP. REPORTS FINANCIAL RESULTS FOR

THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2024

Q4 2024 GAAP net income improved 41.9% quarter-over-quarter to $0.44 per diluted share, reflecting the contribution from the Company’s recent acquisitions, balance sheet optimization strategies and strong operating performance

Return on average assets was 1.04% for the quarter ended December 31, 2024

LCNB Wealth Management assets increased 15.1% year-over-year to a record $1.38 billion at December 31, 2024, producing robust fiduciary income of $2.3 million for the 2024 fourth quarter

Asset quality remains at historically strong levels with non-performing assets to total assets of 0.20% at December 31, 2024

LEBANON, Ohio--LCNB Corp. ("LCNB") (NASDAQ: LCNB) today announced financial results for the three months and twelve months ended December 31, 2024.

Commenting on the financial results, LCNB President and Chief Executive Officer, Eric Meilstrup said, “As expected, our 2024 fourth-quarter results demonstrate the success of our multi-year growth plan, strategic improvements we have made to our balance sheet, and the hard work and dedication of LCNB’s associates. Successfully integrating the Eagle Financial Bancorp, Inc. (“Eagle”) and Cincinnati Bancorp, Inc. (“Cincinnati Federal”) acquisitions was an important operating strategy we pursued throughout 2024.  I am pleased to share that the vast majority of these integration efforts have been completed.  As a result, we can focus more of our efforts on optimizing our diverse banking platform, pursuing growth opportunities throughout our compelling Ohio markets, and leveraging the success of LCNB Wealth Management.”

Mr. Meilstrup continued, “Throughout 2024 we completed several actions to improve our balance sheet, including over $97 million of opportunistic asset sales completed during the year. These asset sales leverage our excellent asset quality, robust liquidity levels, and improved overall net interest margin.  At December 31, 2024, non-performing assets to total assets remained historically strong at 0.20%, and our equity to assets ratio grew 70 basis points year-over-year to 10.97%.  During 2025, we plan to continue pursuing strategic opportunities to further enhance our balance sheet, improve liquidity levels, and expand overall profitability, while maintaining excellent asset quality.”

“LCNB experienced a historic year of growth and transformation in 2024.  I am proud of our team’s strong performance and continued dedication to our communities.  I believe we are well positioned for profitable growth in 2025, as we benefit further from our expanded banking platform, strong asset quality, and compelling financial model,” concluded Mr. Meilstrup.

Income Statement

Net income for the 2024 fourth quarter was $6.1 million, compared to net loss of $(293,000) for the same period last year. Earnings per basic and diluted share for the 2024 fourth quarter were $0.44, compared to a loss of $(0.02) for the same period last year. Net income for the twelve-month period ended December 31, 2024, was $13.5 million, compared to $12.6 million for the same period last year. Earnings per basic and diluted share for the twelve-month period ended December 31, 2024 were $0.97, compared to $1.10 for the same period last year.

Net income adjusted for after-tax merger costs for the 2024 fourth quarter was $6.2 million, or $0.44 per basic and diluted share, compared to $4.2 million, or $0.34 per basic and diluted share, for the same period last year.  Adjusted net income for the twelve months ended December 31, 2024 was $17.6 million, or $1.27 per basic and diluted share, compared to $17.8 million, or $1.56 per basic and diluted share, in the prior year period.

Net interest income for the three months ended December 31, 2024 was $16.7 million, compared to $14.7 million for the comparable period in 2023. Net interest income for the twelve-month period ended December 31, 2024 was $60.8 million, as compared to $56.3 million in the same period last year.  An increase in interest income from loans, due to a higher volume of average loans outstanding and the average rates earned on these loans, was partially offset by higher average balances in interest-bearing demand and money market deposits, IRA and time certificates, and long-term debt and an increase in rates paid for these liabilities.  For the 2024 fourth quarter, LCNB’s tax equivalent net interest margin was 3.22%, compared to 2.99% for the same period last year.  Net interest margin for the twelve-month period ended December 31, 2024 was 2.91%, as compared to 3.14% in the same period last year.

Non-interest income for the three months ended December 31, 2024 was $6.0 million, compared to $4.6 million for the same period last year. For the twelve months ended December 31, 2024, non-interest income increased $5.0 million, or by 32.4%, to $20.4 million, compared to $15.4 million for the same period last year. The increase in non-interest income for the twelve-month period was primarily due to net gains from sales of loans.  In addition, non-interest income for the twelve-month period benefitted from increased fiduciary income, service charges, and bank-owned life insurance income.

Non-interest expense for the three months ended December 31, 2024 was $14.6 million, compared to $17.6 million for the same period last year.  The $3.0 million decrease was primarily due to $3.9 million of one-time merger-related expenses that occurred in the 2023 fourth quarter.  For the twelve months ended December 31, 2024, non-interest expense was $8.9 million higher than the comparable period in 2023, due to an increase in salaries and employee benefit costs and other operating expenses, partially offset by lower merger related expenses.

Capital Allocation

For the full year ended December 31, 2024, LCNB paid $0.88 per share in dividends, a 3.5% increase from $0.85 per share for the full year ended December 31, 2023.

Balance Sheet

Total assets at December 31, 2024 increased 0.7%, to $2.31 billion, from $2.29 billion at December 31, 2023.  Net loans at December 31, 2024 were $1.71 billion, a decrease of 0.2%, or $3.1 million, from December 31, 2023. During the year ended December 31, 2024, the Company originated $399.6 million in loans, of which $138.4 million were sold into the secondary market.

Loans held for sale totaled $5.6 million at December 31, 2024, compared to $35.7 million at September 30, 2024 and $75.6 million at March 31, 2024, and are primarily composed of loans scheduled to be sold to an investor. Proceeds from loan sales that occurred during 2024 were used for general corporate purposes, which included supporting loan originations, paying down higher cost funding sources, and adding to liquidity balances.

Total deposits at December 31, 2024 increased 3.0% to $1.88 billion, compared to $1.82 billion at December 31, 2023.  Not including the Eagle acquisition, total deposit relationships, including off-balance-sheet deposits, increased 3.6% organically, or by $66 million, from December 31, 2023.

At December 31, 2024, shareholders' equity was $253.0 million, compared to $235.3 million at December 31, 2023. On a per-share basis, shareholders' equity at December 31, 2024 was $17.92, compared to $17.86 at December 31, 2023.

At December 31, 2024, tangible shareholders' equity was $154.7 million, compared to $150.4 million at December 31, 2023. The 2.9% year-over-year increase in tangible shareholders' equity was primarily from higher retained earnings, and an improvement in the unrealized losses on the available-for-sale investment portfolio.  On a per-share basis, tangible shareholders' equity was $10.96 at December 31, 2024, compared to $11.42 at December 31, 2023. While bond market volatility is expected to continue in 2025, LCNB predicts tangible book value may increase in 2025 primarily due to higher retained earnings.

Assets Under Management

Total assets managed at December 31, 2024 were $4.23 billion, compared to $3.88 billion at December 31, 2023.  The year-over-year increase in total assets managed was due to the Eagle acquisition and organic growth in LCNB total assets, trust and investments, mortgage loans serviced, cash management, and brokerage accounts.  Organically, trust and investments and brokerage accounts increased due to a higher number of new LCNB Wealth Management customer accounts and an increase in the fair value of managed assets.

Asset Quality

For the 2024 fourth quarter, LCNB recorded a provision for credit losses of $649,000, compared to a provision for credit losses of $2.2 million for the 2023 fourth quarter.  For the twelve months ended December 31, 2024, LCNB recorded a total provision for credit losses of $2.0 million, compared to a total provision for credit losses of $2.1 million for the twelve months ended December 31, 2023.

Net charge-offs for the 2024 fourth quarter were $595,000, or 0.14% of average loans, compared to net charge-offs of $102,000, or 0.02% of average loans, annualized, for the same period last year. For the 2024 twelve-month period, net charge-offs were $742,000, or 0.04% of average loans, compared to net charge-offs of $184,000, or 0.01% of average loans, for the 2023 twelve-month period.

Total nonperforming loans, which include non-accrual loans and loans past due 90 days or more and still accruing interest, were $4.6 million, or 0.27% of total loans, at December 31, 2024, compared to $152,000, or 0.01% of total loans, at December 31, 2023.  The year-over-year increase in nonaccrual loans was primarily due to one commercial real estate relationship, representing a balance of $2.6 million. LCNB does not foresee any additional loss on this loan as it is deemed to have adequate provision based on management’s current review of the property value. The nonperforming assets to total assets ratio was 0.20% at December 31, 2024, compared to 0.01% at December 31, 2023.

About LCNB Corp.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio. Through its subsidiary, LCNB National Bank (the “Bank”), it serves customers and communities in Southwest and South-Central Ohio. A financial institution with a long tradition for building strong relationships with customers and communities, the Bank offers convenient banking locations in Butler, Clermont, Clinton, Fayette, Franklin, Hamilton, Montgomery, Preble, Ross, and Warren Counties, Ohio and Boone County, Kentucky. The Bank continually strives to exceed customer expectations and provides an array of services for all personal and business banking needs including checking, savings, online banking, personal lending, business lending, agricultural lending, business support, deposit and treasury, investment services, trust and IRAs and stock purchases. LCNB Corp. common shares are traded on the NASDAQ Capital Market Exchange® under the symbol “LCNB.” Learn more about LCNB Corp. at www.lcnb.com.

Forward-Looking Statements

Certain statements made in this news release regarding LCNB’s financial condition, results of operations, plans, objectives, future performance and business, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are identified by the fact they are not historical facts and include words such as “anticipate”, “could”, “may”, “feel”, “expect”, “believe”, “plan”, and similar expressions.  Please refer to LCNB’s Annual Report on Form 10-K for the year ended December 31, 2023, as well as its other filings with the SEC, for a more detailed discussion of risks, uncertainties and factors that could cause actual results to differ from those discussed in the forward-looking statements.

These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of LCNB’s business and operations.  Additionally, LCNB’s financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially.  These factors include, but are not limited to:

1.	the success, impact, and timing of the implementation of LCNB’s business strategies;
2.	LCNB’s ability to integrate recent and future acquisitions, including Cincinnati Federal and Eagle, may be unsuccessful or may be more difficult, time-consuming, or costly than expected;
3.	LCNB may incur increased loan charge-offs in the future and the allowance for credit losses may be inadequate;
4.	LCNB may face competitive loss of customers;
5.

changes in the interest rate environment, either by interest rate increases or decreases, may have results on LCNB’s operations materially different from those anticipated by LCNB’s market risk management functions;

6.	changes in general economic conditions and increased competition could adversely affect LCNB’s operating results;
7.	changes in regulations and government policies affecting bank holding companies and their subsidiaries, including changes in monetary policies, could negatively impact LCNB’s operating results;
8.	LCNB may experience difficulties growing loan and deposit balances;
9.

United States trade relations with foreign countries could negatively impact the financial condition of LCNB's customers, which could adversely affect LCNB 's operating results and financial condition;

10.

global and/or domestic geopolitical relations and/or conflicts could create financial market uncertainty and have negative impacts on commodities, currency, and stability, which could adversely affect LCNB's operating results and financial condition;

11.

difficulties with technology or data security breaches, including cyberattacks or widespread outages, could negatively affect LCNB's ability to conduct business and its relationships with customers, vendors, and others;

12.

adverse weather events and natural disasters and global and/or national epidemics could negatively affect LCNB’s customers given its concentrated geographic scope, which could impact LCNB’s operating results; and

13.

government intervention in the U.S. financial system, including the effects of legislative, tax, accounting, and regulatory actions and reforms, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Jumpstart Our Business Startups Act, the Consumer Financial Protection Bureau, the capital ratios of Basel III as adopted by the federal banking authorities, changes in deposit insurance premium levels, and any such future regulatory actions or reforms.

Forward-looking statements made herein reflect management's expectations as of the date such statements are made.  Such information is provided to assist shareholders and potential investors in understanding current and anticipated financial operations of LCNB and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  LCNB undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.